EXHIBIT 5.1

STEVENS & LEE

600 College Road East
Suite 4400
Princeton, NJ  08540
(609) 243-9111  Fax (609) 243-9333
www.stevenslee.com

August 8, 2008

deCODE genetics, Inc.
Sturlugata 8
Reykjavik, Iceland

Ladies and Gentlemen:

We have acted as counsel to deCODE genetics, Inc., a Delaware corporation, (“deCODE”) in connection with the filing by deCODE of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The Registration Statement relates to the offer and sale by deCODE of 6,000,000 shares of its common stock (the “Shares”) pursuant to deCODE’s 2006 Equity Incentive Plan, as amended (the “2006 Plan”).

In our capacity as counsel to deCODE, we have reviewed:

(1)                        deCODE’s Amended and Restated Certificate of Incorporation;

(2)                        deCODE’s Bylaws;

(3)                        the Registration Statement;

(4)                        the 2006 Plan;

(5)                        resolutions adopted by deCODE’s board of directors on February 12, 2008; and

(6)                          the report of the Inspector of Election for deCODE’s annual meeting of stockholders held on May 29, 2008.

In our examination of the foregoing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Based upon such review of the foregoing, it is our opinion that the Shares, when issued, delivered and sold in accordance with the terms of the 2006 Plan and the awards granted thereunder, if applicable, will be legally issued, fully paid and non-assessable.

For purposes of this opinion, we have assumed that (i) the Shares will continue to be validly authorized and available for issuance on the dates issued pursuant to the 2006 Plan; (ii) the Shares will be issued for a per share consideration equal to not less than the par value of the Shares; (iii) no change occurs in applicable law or the pertinent facts; and (iv) the provisions of “blue sky” and other securities laws as may be applicable have been complied with to the extent required.

We express no opinion with respect to any law other than the Delaware General Corporation Law and United States federal laws.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Stevens & Lee

STEVENS & LEE
A PA Professional Corporation